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                                                                  Exhibits(j)(2)



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 11, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Equity Income Portfolio and Large Cap Portfolio, two of the funds comprising The Travelers Series Trust. We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information related to Equity Income Portfolio and Large Cap Portfolio.




PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999